                                                                    EXHIBIT 6.11

                                MASTER AGREEMENT



THIS MASTER AGREEMENT ("Agreement") is dated the 10th day of September, 1999 by and between MOORE BUSINESS COMMUNICATION SERVICES, a division of Moore North America, Inc., with offices located at Three Hawthorn Parkway, Vernon Hills, Illinois 60061 ("MBCS"), and QORUS.COM, INC., with offices located at QORUS, 9800 Sepulveda Boulevard, Suite 318, Los Angeles, California 90045 ("QORUS").

                                  - RECITALS -

Subject to the terms and conditions of this Agreement, MBCS desires from time to time to obtain or have provided on its behalf in connection with its customers, certain services offered by QORUS and QORUS desires to provide such services to MBCS as requested by MBCS.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, MBCS and QORUS agree as follows:

1. SCOPE OF AGREEMENT; RELATIONSHIP OF PARTIES.

1.1 Scope of Agreement. From time to time during the term of this Agreement, MBCS shall request QORUS to provide to MBCS and QORUS may agree to provide to MBCS certain services ("Services") set forth in a Statement of Work to be executed by the parties hereto. Each Statement of Work shall be substantially in the form annexed hereto as Schedule A and made a part hereof, shall incorporate therein all of the terms and conditions of this Agreement, and shall contain such additional terms and conditions as MBCS and QORUS shall agree upon. This Agreement shall not obligate MBCS to order from QORUS any Services or QORUS to agree to provide them but merely establishes the terms and conditions controlling if, as, and when a Statement of Work is entered into by MBCS and QORUS and Services are ordered.

1.2 Relationship of Parties.

1.2.1 To the extent that any of the Products or Services are used by MBCS in connection with work performed by MBCS for its customers, MBCS shall at all times be the prime contractor and QORUS shall act only as supplier of the type of Services covered under this Agreement. Unless otherwise expressly agreed to in writing by MBCS, all interface by QORUS with customers of MBCS shall be by or through MBCS.

1.2.2 Each party will act as an independent contractor and not as an agent for the other for any purpose, and neither party shall have authority to bind the other except to the extent authorized herein. QORUS shall indemnify MBCS against all liability and loss in connection with, and shall assume responsibility for, contributions imposed as required under employment insurance, social security, and income tax laws with respect to QORUS and its employees and subcontractors engaged in the performance of this Agreement.

1.3 Non-Exclusive Agreement. It is expressly understood and agreed that this Agreement does not establish an exclusive relationship between the parties and it is, therefore, understood that either party may contract with other vendors, customers, or third parties for comparable or identical products, services, and/or relationships so long as the provisions of this Agreement are not otherwise breached.

1.4 Periodic Meetings. The parties shall arrange to have periodic meetings (not more often than quarterly) for the purpose of discussing the status of the business relationship and also to discuss and review, if and when pertinent,
(a) cost reduction initiatives with the intent of decreasing overall costs for the Services, and (b) marketing and planning initiatives.

2. TERM.

2.1 This Agreement shall be for an initial period of five (5) years and thereafter shall be automatically renewed for additional successive one-year periods unless written notice of termination is given by either party to the other not less than ninety (90) days prior to the expiration of the initial term or any renewal term.

2.2 Notwithstanding the foregoing, the term for each Statement of Work shall be as set forth on each such Statement of Work, and this Agreement shall be considered to remain in effect so long as any Statement of Work remains in effect.

3. PRICING; INVOICING.

3.1 Prices. Prices for the Services shall be as set forth in each particular Statement of Work and shall be consistent with the Pricing Schedule attached hereto as Schedule C. Unless otherwise provided for in the Statement of Work, prices are firm for the initial twelve (12) months of each Statement of Work and thereafter can be revised annually on thirty (30) days prior written notice to MBCS but in no event shall the annual increase in the prices exceed the greater of (i) the percentage increase in the consumer price index or (ii) five percent (5%) per year. If MBCS determines that a price increase is unacceptable, it may terminate the Statement of Work on fifteen (15) days notice at any time prior to the date on which the price increase goes into effect.


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3.2 Most Favored Customer. QORUS represents and warrants that the prices, terms, and conditions offered by it to MBCS through this Agreement shall, at all times, be equal to or more favorable to MBCS than those offered to any other customer of QORUS which purchases similar types and amounts of services. This Agreement shall automatically be amended to include prices, terms, or conditions that are more favorable and which have been extended to any other customer who has purchased similar types and amounts of services so that such prices, terms, or conditions shall be extended to MBCS.

3.3 Taxes. MBCS shall be solely responsible for and shall pay QORUS all taxes and similar charges levied, assessed, or imposed as a result of the Services provided by QORUS excepting QORUS franchise taxes and taxes based upon income or gross receipts, and excluding any costs of licenses and fees which are generally required to enable QORUS to engage in its business. All sales taxes that may be applicable to the Services shall be collected by QORUS from MBCS unless MBCS furnishes to QORUS exemption certificates with respect thereto.

3.4 Reimbursement of Expenses. MBCS shall not reimburse QORUS for any business expenses unless such business expenses have been pre-approved in writing by an MBCS authorized representative. All statements and claims submitted for reimbursement of pre-approved expenses shall be in the form attached hereto as Schedule B and supported by documentation as described on Schedule B or in the applicable written pre-approval.

3.5 Invoicing. QORUS will invoice MBCS for all Services provided as provided for in an order and for any pre-authorized business expenses. Undisputed invoices shall be due and payable thirty (30) days after receipt of the invoice by MBCS and all supporting documentation required pursuant to Schedule B or any applicable Statement of Work. Invoices not paid when due shall bear interest at the lesser of one-and-one-half percent (1-1/2%) per month or the maximum amount permitted by law. In the event of a bona fide dispute regarding any invoice, the undisputed portion shall be paid in accordance with the foregoing, and the disputed portion shall be paid into an interest-bearing bank account in the joint names of the parties hereto at a mutually agreed upon national savings bank until resolution of the dispute, with the interest earned to be paid over to the prevailing party.


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4. ORDERING AND PROVIDING PRODUCTS AND SERVICES.

4.1 Submission of Orders. From time to time MBCS will submit a Statement of Work to QORUS. Each Statement of Work will set forth (a) the Services to be provided by QORUS, (b) the prices for the Services, (c) the time within which the Services are to be provided, and (d) any additional or modified terms which will apply. QORUS will have five (5) business days from the date the Statement of Work is submitted to provide MBCS with written notice of its acceptance of a Statement of Work. If MBCS does not receive timely written notice of acceptance from QORUS, the Statement of Work shall be deemed rejected and QORUS shall not be required to provide the Services. Except as otherwise specified in a Statement of Work, all of the terms and conditions set forth in this Agreement shall apply to the Services to be provided. In the event of any conflict or inconsistency between the terms and conditions set forth in a Statement of Work and the terms and conditions set forth in the body of this Agreement, the terms and conditions set forth in the Statement of Work shall be controlling.

4.2 Performance by QORUS. QORUS agrees to provide the Services (including, without limitation, the products of any deliverables), described in the Statement of Work. All Services shall be provided in accordance with the schedules set forth in the Statement of Work. All Services shall be performed and provided strictly in accordance with the terms and conditions of this Agreement, the Statement of Work, and all applicable specifications and instructions. MBCS may be required to provide the Services to its customers pursuant to a schedule in the prime contract, and the failure by QORUS to timely provide and perform the Services may result in expense and damage to MBCS. MBCS agrees to advise QORUS in writing of all schedules contained in applicable prime contracts. Time is therefore of the essence in this Agreement and in the event that performance is not times, then in addition to all other rights MBCS may have against QORUS, MBCS reserves the right to cancel, purchase elsewhere, and hold QORUS liable, subject to the limitations set forth in this Agreement or the applicable Statement of Work.

4.3 Force Majeure. Neither party will be deemed to be in default for any delay or failure in performance, and either party is excused from performance and shall not be liable for any delay in delivery, or for non-delivery, in whole or in part, arising out of conditions caused by the occurrence of any contingency beyond its reasonable control and without its fault or negligence. If any such conditions occur, the party claiming force majeure excuse will promptly give notice to the other party. Performance by both parties will be suspended for the duration of the condition and will resume once the condition ceases to exist.

4.4 Change Control Process. MBCS and QORUS agree that a Statement of Work may be amended in writing to provide for any additional Services to be provided or changes to the Services and which shall be effected through the Change Control Process. If MBCS desires to make any changes to the Services, whether before or after an acceptance thereof, MBCS shall notify QORUS of the proposed change in writing (or orally, with the requested change promptly confirmed


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in writing). QORUS shall inform MBCS within five (5) business days thereafter of the estimated cost of making such change and the effect, if any, on the timetable for completion of the Services and provide a written proposal to complete the Services as so changed. If MBCS accepts in writing the proposal, the Statement of Work shall be deemed amended, to the extent of the changes agreed to by the parties. If the parties are unable to reach agreement as to completion of the Service as amended to take into account the changes proposed by MBCS and such changes are due to changes required by the customer(s) of MBCS, MBCS may terminate the Statement of Work and shall pay QORUS all fees for Services provided through the date of termination and reasonable time and out-of-pocket expenses incurred by QORUS with respect to the start-up for the particular project and not yet realized by QORUS over the initial term of such Statement of Work as measured on a straight line basis. Payment thereof shall be in lieu of payment referenced in Section 15.2 hereof.

5. DELIVERY AND TESTING.

5.1 Delivery. QORUS shall ship all deliverables F.O.B. destination. Costs for expediting any shipment in order to meet scheduled delivery dates will be borne by QORUS unless otherwise agreed upon in advance and in writing by MBCS. QORUS shall bear the risk of loss until the deliverables have been received at the destination indicated by MBCS.

5.2      Testing.

(a) If provided for in the Statement of Work, MBCS and QORUS will perform agreed upon preliminary tests ("beta test") during time periods specified in the Statement of Work, to demonstrate to the reasonable satisfaction of MBCS that the Services and deliverables can operate in accordance with the applicable specifications.

(b) Upon completion by QORUS and as may be provided for in the Statement of Work, MBCS will test and evaluate each Service and deliverable provided by QORUS during a specified test period as defined in the Statement of Work to determine whether it conforms, appears and functions in accordance with the specifications set forth in the Statement of Work. Prior to or at the end of the testing period, MBCS shall inform QORUS whether the Services and deliverables developed by QORUS have passed the acceptance tests. In the event of a failure to pass, MBCS shall advise QORUS as to which aspects have failed and QORUS shall, at no cost to MBCS, remedy such failure and deliver the corrected version within the time period established in the Statement of Work for retesting, or if none, within fifteen (15) days. In the event the corrected version is not accepted by MBCS, MBCS may, in its sole discretion, unless otherwise set forth in the applicable Statement of Work either (1) again advise QORUS of the aspect of the failure and QORUS shall, in accordance with the foregoing, provide a corrected version for retesting, or (2) terminate the Statement of Work, receive a full refund of all monies paid by it to QORUS with


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     respect to such Service or deliverable and hold QORUS responsible for any losses or liability that may be incurred by MBCS as a result of QORUS' failure to perform, subject to the limitations set forth in this Agreement or the applicable Statement of Work.

6. CONFIDENTIALITY; NON-COMPETITION.

6.1 Confidentiality.

(a) Each party acknowledges that in the course of 's providing services to MBCS it may receive information and documents concerning the other or its customers which contain information which is confidential and proprietary to the disclosing party and/or its customers including, without limitation, the following: technical specifications, information concerning current, future, or proposed Services and combinations of Services; product and service descriptions; business data; systems, software and hardware design, plans combinations and architecture; functional specifications; passwords and security procedures; computer programs; specifications; customer or prospective customer or client lists and printouts; records, procedure; data management; marketing, sales or strategic business plans; and any or all other information, data or materials relating to the business, trade secrets and technology of the disclosing party, its customers, clients, employees, business affairs, and affiliates (all of the foregoing are collectively referred to as "Confidential Information").

(b) Each party shall maintain all of the other's Confidential Information in confidence, shall maintain a secure system for its storage and handling, and shall not use or disclose the Confidential Information to any third person unless such use or disclosure is required for information to any third person unless such use or disclosure is required for the performance of its obligations under this Agreement and is made pursuant to a written confidentiality agreement at least as extensive as the confidentiality provisions of this Agreement, and then only with the prior written approval of MBCS. Each shall inform each of its employees, subcontractors, and agents of the confidentiality provisions of this Agreement. Neither the recipient party nor its employees, subcontractors, or agents will reveal, duplicate, or otherwise make available, any portion of the Confidential Information except on a need to know basis, nor allow any other person to copy, reproduce, or disclose, in whole or in part, the Confidential Information, without the prior written approval of the disclosing party. Each party further agrees to use the other's Confidential Information only in and for performance of its obligations pursuant to this Agreement and agrees not to use, disclose, or exploit the other's Confidential Information as part of or in the development of any product, service, idea, process, invention, discovery, work, or writing of any kind except as requested by the disclosing party.

(c) Nothing herein shall limit a recipient party's disclosure of Confidential Information which (i) is made public by the disclosing party, (ii) the recipient party can show was rightfully in its possession at the time of disclosure by the disclosing party to


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     the recipient party and was not acquired, directly or indirectly, from the disclosing party or any other person in violation of a restriction on disclosure; (iii) at the time of disclosure by the disclosing party to the recipient party, is in the public domain or which, after disclosure by the disclosing party to the recipient party, becomes part of the public domain by publication or otherwise through no action or fault of the recipient party; (iv) was rightfully received by the recipient party from a third person having the legal right to transmit the Confidential Information free of any obligation of confidence; (v) is independently developed by the recipient party without use of the Confidential Information; or (vi) which the recipient party is required to disclose by law. The recipient party shall notify the disclosing party immediately if a subpoena or other legal process or demand related to the Confidential Information is served upon or received by the recipient party or any employee, subcontractor, or agent of the recipient party, and the recipient party shall cooperate at the disclosing party's expense in any lawful effort by the disclosing party to contest such subpoena or other legal process or demand.

(d) QORUS shall not advertise or publish the fact that the parties have entered into this Agreement or otherwise use the name, logo, or trademarks of MBCS or Moore North America, Inc. in any advertisement or other publicity without the prior written consent of MBCS and subject to the right of MBCS to revoke such consent at any time upon notice to QORUS.


6.2 Non-Competition. So long as a Statement of Work remains in effect and thereafter for a period of twelve (12) months following its termination, QORUS agrees that it will not, nor will it permit or allow any of its directors, officers, employees, agents, or representatives to, directly or indirectly, either for QORUS or for any entity in which QORUS has an ownership interest, or as an agent on behalf of any person, firm, joint venture, partnership, corporation, or any other entity, solicit, divert, take away, or attempt to solicit, divert, or take away from MBCS and divert to QORUS or any affiliate of QORUS any of the business of any customer that is disclosed by MBCS to QORUS and with respect to which QORUS is providing Services on behalf of MBCS; provided, however, that if either (a) MBCS, in its sole discretion, decides not to renew its contract with such customer or (b) MBCS decides to replace QORUS with a third party to provide the services to a customer, the preceding restriction on competition shall not be applicable. Notwithstanding the foregoing, MBCS understands and acknowledges that QORUS markets and distributes its services through other third parties, and agrees that (i) nothing herein shall be deemed to restrict in any way the right of any independent third party who distributes services provided by QORUS ("Distributor") from pursuing any business opportunity, and (ii) QORUS shall be permitted to provide services to any customer brought by any Distributor, even if it could not have solicited such customer directly as a result of its agreement


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hereunder, so long as it did not bring such customer to Distributor's attention or provide direct assistance other than providing pricing and terms. Further, any general advertising (whether by mail, broadcast or otherwise) by QORUS shall not be deemed to be a "solicitation" for the purposes of this Section
6.2.


6.3 Injunctive Relief. QORUS acknowledges that any breach of the provisions of this section of this Agreement will cause MBCS immediate and irreparable harm for which there are no adequate remedies at law and will entitle MBCS to immediate injunctive relief, in addition to any other remedies which may be available. The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

7. OWNERSHIP.

(a) MBCS Intellectual Property. For purposes of this Agreement, MBCS Intellectual Property includes: any and all patents, copyrights, trade secret rights, MBCS Confidential Information, and other intellectual property owned by MBCS on an MBCS customer, the ownership of which either
     (i) predates the date of this Agreement, or (ii) arises exclusively as a result of independent development by MBCS and not as a result of MBCS' performance under this Agreement, or of MBCS' exposure to any QORUS Confidential Information, and in either case, all derivatives thereof. QORUS will return all MBCS Intellectual Property to MBCS upon termination of this Agreement. MBCS grants QORUS a limited non-exclusive license to use MBCS Intellectual Property provided by MBCS to QORUS solely to the extent necessary for QORUS to perform its obligations under this Agreement.

(b) QORUS Intellectual Property. For purposes of this Agreement, QORUS Intellectual Property includes: any and all patents, copyrights, trade secret rights, QORUS Confidential Information, and other intellectual property owned by QORUS, the ownership of which by QORUS either (i) predates the date of this Agreement, or (ii) arises exclusively as a result of independent development by QORUS and not as a result of QORUS' performance under this Agreement, or of QORUS' exposure to any MBCS Confidential Information, and in either case, all derivatives thereof. MBCS will return all such QORUS Intellectual Property to QORUS upon termination o this Agreement. QORUS grants MBCS a limited non-exclusive license to use QORUS Intellectual Property provided by QORUS to MBCS solely to the extent necessary for MBCS to utilize the Services to be provided by QORUS pursuant to this Agreement.

(c) Ownership of Intellectual Property. Unless otherwise expressly transferred by QORUS, QORUS Intellectual Property shall remain the property of QORUS. Unless otherwise expressly transferred by MBCS, MBCS Intellectual Property shall remain the property of MBCS. Each party shall have no restriction under


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     this Agreement on its rights to use its own intellectual property for purposes related to that party's business activities.

(d) Similar Technology. Nothing contained in this Section 7 shall prevent either party from independently developing technology similar to that owned by the other party provided such independently developed technology is developed without use of the other's Confidential Information and does not infringe any of the other party's intellectual property rights. (e) QORUS acknowledges and agrees that MBCS may desire that certain materials designated on Statement of Works as "Works For Hire To be Owned by MBCS" (whether tangible or intangible) resulting or derived from any of the Services, including but not limited to source codes pertaining to the Services and any deliverable, and other materials developed or prepared by QORUS and its employees, subcontractors, and agents pursuant to or in connection with this Agreement, whether in hard copy or any electronic or other media (all of the foregoing that are or may be subject to copyright protection are herein collectively referred to as "Works" and all of the foregoing, including, without limitation, the Works, are herein collectively referred to as "Materials"), be considered works made for hire by QORUS for MBCS. If so designated on any Statement of Work, such Works shall be the sole and exclusive property of MBCS, whether developed, created, conceived, or made solely by QORUS or in collaboration with any person. In such case MBCS shall also own all intellectual property rights in and to the Materials including, without limitation, use and derivative use thereof, patent and copyright rights (including, without limitation, copyrights in source code, object code, screen formats, program structure, sequence and organization, and audiovisual elements). QORUS

(e) If, by operation of law or otherwise, any Material designated on a Statement of Work as a "Work For Hire To be Owned by MBCS" is deemed not to be a work made for hire, QORUS hereby irrevocably and unconditionally sells, conveys, transfers and assigns, to MBCS and its successors and assigns, all right, title, interest and ownership in and to all such Materials. From time to time, upon request of MBCS, QORUS and/or its personnel shall confirm such assignment by execution and delivery of such assignments or other written instruments as MBCS may request. MBCS shall have the right to obtain and hold in its own name all copyright registrations and other protections that may be available for such Materials and QORUS agrees to provide any assistance reasonably requested by MBCS to perfect such protections.

(f) QORUS acknowledges and agrees that it retains no rights whatsoever in the Materials designated on a Statement of Work as "Works For Hire To be Owned by MBCS" including, without limitation, any right to make derivative works and any other rights incident to copyright ownership. QORUS agrees not to contest or challenge the rights of MBCS in and to the Materials, including, without limitation, copyrights thereto.

8. WARRANTIES AND REPRESENTATIONS. QORUS represents and warrants to MBCS that:

(a)  it has full right, power, and authority to enter into this Agreement;

(b) this Agreement does not and will not contravene the provisions of any agreement to which it is a party or is bound;

(c) it will comply with all applicable federal, state, and local statutes, laws, regulations, and ordinances in the performance of this Agreement;

(d) it is adequately financed to meet all financial obligations it may be required to meet hereunder;

(e) it will provide the Services in a professional and workmanlike manner consistent with the highest professional standards of the industry;

(f) the Services shall be of good and merchantable quality, free of any material defects, and comply strictly with all specifications, samples, descriptions and representations (including, without limitation, performance capabilities, accuracy, completeness, characteristics, specifications, configurations, standards, functions, delivery dates, response time, and requirements) and that should any of the Services be defective or non-complying during the term of this Agreement, QORUS shall promptly correct the Services at its sole cost and expense;

(g) it has the right to furnish the Services hereunder free of all liens, claims, encumbrances, and other restrictions; and

(h) it will indemnify and save MBCS harmless from any and all damage or liability suffered as a result of a breach of any of these warranties.

9. YEAR 2000. QORUS represents and warrants that provided that the data supplied to QORUS by MBCS is Year 2000 compliant and is in the form requested by QORUS, the date data QORUS receives will properly process in the hardware and software used by QORUS to provide the Services so that (i) data involving dates, including single-century formulas and multi-century formulas, will not cause an abnormally ending scenario within the application or result in the generation of incorrect values involving such dates, (ii) the date-related MBCS interface functions and date fields include the indication of the century, and
(iii) date-related functions will include the indication of century. There will be redesign charges if QORUS' programs need to be changed resulting from MBCS's data that is not Year 2000 compliant. In the event that the Services, as the case may be, fail to be Year 2000 compliant, QORUS will use its commercially reasonable efforts to effectuate compliance (whether implementing work-arounds, alternate solutions, remedial corrections, or otherwise) as soon as reasonably practicable. Upon reasonable prior notice, QORUS shall provide MBCS with its Year 2000 test plan and results.

10. PROBLEM RESOLUTION. In addition to any other obligations of QORUS required by this Agreement, in the event of a problem as to the performance by QORUS, the parties agree that the following procedure will be followed:

- MBCS will be notified by QORUS via telephone once a problem has been identified.

- QORUS will establish with MBCS an ongoing communication plan, including who will be contacted, how often, and by which method (telephone, fax, e-mail, etc.).

- QORUS will provide a written explanation of the problem within three (3) days after resolution of the problem, or sooner if required. This explanation will include:


*             What occurred
     *        How did it happen
     *        Corrective action taken
     *        Root cause analysis
     *        Scope/Containment

11. LIMITATION OF LIABILITY.

(a) UNDER NO CIRCUMSTANCES SHALL MBCS BE LIABLE TO QORUS FOR A LOSS OF BUSINESS OR PROFIT, OR ANY INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES.

(b) EXCEPT WITH RESPECT TO THE INDEMNIFICATION PROVIDED IN SECTION 14 OR A BREACH OF SECTIONS 6.1 (CONFIDENTIALITY) OR 6.2 (NON-COMPETE), UNDER NO CIRCUMSTANCES SHALL QORUS BE LIABLE TO MBCS FOR A LOSS OF BUSINESS OR PROFIT, OR ANY INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES.

(c) Any other limitations on liability shall be as may be agreed upon by the parties and set forth in a particular Statement of Work and applicable only with respect to such Statement of Work.


12. INSURANCE. QORUS acknowledges and understands that since it will be handling high value Services, it is appropriate for MBCS to require QORUS to carry adequate insurance but that such insurance shall not act as a limit on the liability of QORUS. QORUS shall, at its cost and expense, maintain the following insurance with insurers satisfactory to MBCS and insuring QORUS against losses by reason of its liability to MBCS under this Agreement or with respect to the Services provided by QORUS:

         Insurance                                          Minimum Coverage
         -------------------------------------------------------------------

Workers Compensation                                 Statutory limits
Employers Liability                                  $1,000,000                 per
occurrence/aggregate
General Liability                                    $1,000,000                 per
occurrence/aggregate
 (to include Contractual Liability)
Auto Liability                                       $1,000,000                 per
occurrence/aggregate
Crime and Fidelity
 (including employees)                               $1,000,000                 per
occurrence/aggregate

All such insurance shall be primary. Evidence of such insurance and coverage satisfactory to MBCS shall be delivered to MBCS at its request. MBCS shall be named as an additional insured on any such policy or policies and all such policies shall require at least thirty (30) days prior written notice to MBCS of any intention to cancel, terminate, or reduce the coverage provided thereby.

13. INDEMNIFICATION.

13.1 QORUS shall indemnify and hold MBCS harmless from and against any and all costs, expenses, liabilities, damages, judgments, penalties, or fines (including, without limitation, reasonable attorneys' fees and expenses) for which MBCS may become liable or may incur or become compelled to pay whether by way of suit, claim, settlement, or otherwise arising from the acts or omissions of QORUS or its employees, the Services provided hereunder, or the breach of or the performance of this Agreement by QORUS.

13.2 In addition to the foregoing, in the event MBCS is required to pay its customer liquidated damages in accordance with the terms of a written contract between MBCS and its customer due to the failure of QORUS to meet (a) the delivery dates or (b) specifications or performance standards, and the terms of such liquidated damages have been included and agreed upon by QORUS in the applicable Statement of Work, then in addition to correction by QORUS at its sole cost, QORUS shall reimburse MBCS for the actual amount of such liquidated damages due MBCS's customer.

14. NON-INFRINGEMENT REPRESENTATION; INDEMNIFICATION. QORUS hereby represents and warrants that the performance of the Services by QORUS, and the use of the deliverables or any information or other materials or items furnished by QORUS does not and will not violate or in any way infringe upon the rights of third persons, including, without limitation, property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright, patent or other intellectual property rights. QORUS hereby agrees to indemnify and hold MBCS and its customers harmless from and against any loss, claim, damage, cost, or expense of any kind, including, without limitation, reasonable attorneys' fees, costs of arbitration and court costs to which MBCS or its customers may be subjected by virtue of a breach of the foregoing warranty. During the pendency of any such claim, QORUS shall secure for MBCS and its customers the right to continue using such material, or affected part thereof, pending a final determination of the claim, or replace or modify such material or part thereof to make it non-infringing provided that its functionality shall comply with the requirements of MBCS and its customer. QORUS may not settle or compromise any claim or lawsuit without the prior consent of MBCS if such settlement or compromise: (a) requires MBCS to forego or relinquish any right or make any unindemnified payment; or (b) subject MBCS to any injunction. MBCS shall have the right, at its option and expense, to retain counsel to represent its interests in defending the claim or lawsuit. The covenants and agreements of this section shall survive termination of this Agreement for any reason.

15. TERMINATION.

15.1 Termination for Cause. Either party shall have the right to terminate this Agreement or a Statement of Work:

(a) in the event of the failure by either party to perform any of its obligations hereunder if such failure is not corrected after written notice by the non-breaching party providing the other party with fifteen
     (15) days to cure such default; or

(b) in the event the other party is declared insolvent or bankrupt or makes an assignment for the benefit of creditors or a receiver is appointed or any proceeding is demanded for or against the other under any provisions of applicable bankruptcy law.

15.2 Termination for Convenience. MBCS may terminate this Agreement or any Statement of Work at any time upon giving prior written notice to QORUS and payment for all Services provided prior to termination plus a termination fee in the amount of twenty-five percent (25%) of the total amount to be paid under the Statement of Work (the "Termination Fee"). In such case, MBCS shall only be liable for payment for the work actually completed up to and including the date of receipt of any such written notice by QORUS plus the Termination Fee. In no event shall the price therefor exceed the total price for the Services requested.

16. POST-TERMINATION OBLIGATIONS.

(a) Upon expiration or earlier termination, QORUS shall be paid any amounts due for conforming Services completed prior to the date of termination, less any holdback amounts if termination is for cause against QORUS. In addition, MBCS will reimburse those expenses of QORUS which were authorized pursuant to the terms of this Agreement and which were incurred prior to termination.

(b) Upon termination of this Agreement or a Statement of work, or upon request of MBCS, QORUS will surrender to MBCS all copies of the Confidential Information of MBCS which are then in QORUS's possession, and all memoranda, notes, records, drawings, manuals, software, and all other materials which are the property of MBCS or which contain information which is proprietary to MBCS. QORUS will not retain any copies of any Confidential Information of MBCS.

(c) In addition, upon such a termination QORUS shall assist MBCS in the orderly termination of this Agreement and the transfer of all aspects hereof, tangible and intangible, as may be necessary for the orderly, non-disrupted continuation of the business of MBCS and its customers.

17. SECURITY. All MBCS and customer property, information, materials, and the Products shall be securely stored on premises. QORUS shall exercise all reasonable care and take all reasonable and necessary procedures and precautions to safeguard such materials to protect them from theft, destruction, damage, misappropriation by third parties, or other loss. QORUS shall implement security procedures designed for the protection of such materials. QORUS and MBCS shall mutually agree on such security procedures by written instruction and shall effect them immediately upon the execution of this Agreement. As the need arises, such security procedures may be changed or supplemented by mutual agreement between MBCS and QORUS. All security procedures and precautions shall be maintained at QORUS's sole expense. In the event QORUS discovers any breach of its security procedures and precautions, or, in the event that QORUS discovers that any such materials have been misappropriated, stolen, or have otherwise been tampered with, QORUS shall take immediate and appropriate steps to remedy such breach to protect the materials and to immediately notify MBCS, in writing and by telephone, of such event.

18. AUDIT RIGHTS. QORUS shall keep accurate records in the ordinary course with respect to the Services provided for a period of three (3) years from the date of the transaction. In order to verify QORUS's compliance with this Agreement, QORUS shall, upon reasonable notice, at any time during the term of this Agreement and for one (1) year thereafter, provide to MBCS, or its representatives, reasonable access to inspect, examine, and audit QORUS's operations and business records which are directly relevant to the Services and the financial arrangements, as set forth in this Agreement. Such access will be only for the following purposes: (a) to perform audits and inspections of MBCS; (b) verify the integrity of MBCS data; (c) to examine QORUS's performance in rendering the Services; (d) to perform audits necessary to enable MBCS or its customers to meet applicable regulatory requirements; (e) to audit QORUS's general controls and security practices and procedures; (f) to verify that payments made by MBCS correspond to Services actually received; (g) to substantiate price adjustments; and (h) to audit disaster recovery and back-up procedures. QORUS will cooperate with and provide the auditors such assistance as they reasonable require. If an audit leads MBCS to conclude that QORUS is not complying with its obligations pursuant to this Agreement or that any of QORUS's business practices related to its performance of this Agreement present a risk of unauthorized disclosure of information, MBCS and QORUS shall use their best efforts to reach a mutually satisfactory resolution. QORUS shall promptly reimburse MBCS for any amounts which the inspection discloses were paid by MBCS but were not in compliance with the terms of this Agreement.

19. DISPUTES RESOLUTION. In the event a dispute arises between QORUS and MBCS relating to this Agreement, prior to either party pursuing other available remedies, other than enforcement of any provision which would entitle the party seeking enforcement to injunctive relief, specific performance or other equitable relief as provided in this Agreement, a meeting regarding the dispute shall be held promptly by the parties, to be attended by representatives with decision-making authority, to attempt in good faith to negotiate a mutually acceptable resolution of the dispute. If the parties have not successfully concluded a resolution after a reasonable time after the first meeting, taking into consideration the relevant facts and circumstances but not to exceed thirty (30) days, then the parties may pursue such other remedies available to them.

20. ADDITIONAL PROVISIONS.

20.1 Notices. All notices and correspondence pertaining to this Agreement will be delivered by hand or certified mail, return receipt requested and postage prepaid, or by a nationally recognized courier service, or by facsimile transmission, and be addressed as follows:

If to MBCS:

                                    Moore Business Communications Services
                                    Three Hawthorn Parkway, Suite 310
                                    Vernon Hills, Illinois  60061
                                    Facsimile:  847 367 3006
                                    Attn:  Mr. William E. Block

If to QORUS:

                                    Qorus.com
                                    9800 Sepulveda Boulevard, Suite 318
                                    Los Angeles, California  90045
                                    Facsimile:  310 258 8460
                                    Attn:  Chief Financial Officer

Notice will be effective only upon receipt by the party being served, except that notice shall be deemed received seventy-two (72) hours after posting by the United States Post Office, by the method described above. Confirmation of receipt of any facsimile sent must be received in order to presume that the transmission was received. Each party is responsible for informing the other of any changes in his/her or its address by sending proper notice.

20.2 Media Releases. All media releases, public announcements, and public disclosures by either party shall be coordinated with and approved by both parties prior to the release thereof. Neither party shall unreasonably withhold or delay its approval of any such release, announcement or disclosure.

20.3 Binding Nature and Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Any assignment made in violation of this section shall be void and of no effect as between the parties.

20.4 No Subcontracting. This Agreement contemplates direct performance by QORUS, and no material part of the development Services to be performed hereunder shall be subcontracted to any third party without the express prior written consent of MBCS which shall not be unreasonably withheld or delayed. In all instances, QORUS shall remain primarily responsible to MBCS for any Services subcontracted by it to third parties.

20.5 Attorneys' Fees. In the event of the bringing of any proceeding by a party hereto against the other by reason of a beach of any of the covenants, conditions, agreements or provisions by the other party arising out of this Agreement, the party in whose favor the final judgment decision shall be entered shall be entitled to have and record from the other party or parties all costs and expenses of suit, including reasonable attorneys' fees.

20.6 Waiver. Failure by either party at any time to enforce any obligation by the other party, to claim a breach of any term of this Agreement, or to exercise any power agreed to hereunder shall not be construed as a waiver of any right, power, or obligation under this Agreement, or shall not affect any subsequent breach, or shall not prejudice either party as regards any subsequent action.

20.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be deemed restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law, and, if capable of substantial performance, the remaining provisions of this Agreement shall be enforced as if this Agreement was entered into without the invalid provision.

20.8 No Right to Use Name. QORUS may not use the name of MBCS or Moore North America, Inc., or any trademark, service mark, trade name, logo, or other commercial or product designations thereof, without the prior written consent of MBCS in each instance. Neither MBCS nor Moore North America, Inc. may use the name of QORUS, or any trademark, service mark, trade name, logo, or other commercial or product designations thereof, without the prior written consent of QORUS in each instance.

20.9 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

20.10 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.

20.11 Governing Law and Jurisdiction. This Agreement and performance hereunder shall be governed by the laws of the State of Illinois without regard to conflicts of laws. The parties hereto agree on behalf of themselves and any person claiming by or through them that the sole jurisdiction and venue for any litigation arising from or relating to this Agreement shall be an appropriate federal or state court located in Illinois.

20.12 Entire Agreement. This Agreement and any Statement of Work constitutes the complete and exclusive statement of the terms and conditions between the parties, which supersedes and merges all prior proposals, understandings, and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.



QORUS.COM, INC.                     MOORE BUSINESS COMMUNICATION
                                    SERVICES


By:                                 By:
       ---------------------------         -----------------------------

Title:                              Title:
       ---------------------------         -----------------------------

                                   SCHEDULE A

                               Statement of Work

                              STATEMENT OF WORK #



1.   Description of Products and Services; Specifications:



2.   Pricing:



3.   Term:



4.   Additional Provisions:

     (a)

     (b)

     (c)


5.   Limitation of Liability.

6.   Period to Respond to Requests for Corrections Pursuant to Section 5.2(b).

7.   Works for Hire to be Owned by MBCS.

8. Additional Items: This Statement of Work is expressly subject to, and incorporates herein the terms of, the MBCS Master Agreement between the MBCS and QORUS, dated __________________.






QORUS.COM, INC.                     MBCS BUSINESS COMMUNICATION SERVICES


By:                                 By:
       ---------------------------
       -----------------------------

Title:                              Title:
       ---------------------------
       -----------------------------

                                   SCHEDULE B

   Form of Claim for Reimbursement and Description of Documentation Required